Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

We, as members of management of The Thai Capital Fund, Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2010, and from December 31, 2009 through July 31, 2010.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2010, and from December 31, 2009 through July 31, 2010, with respect to securities reflected in the investment account of the Company.


The Thai Capital Fund, Inc.


By:



John J. O'Keefe


Vice President & Treasurer

Title

June 29, 2011

Date